Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Morningstar, Inc. (the “Company,” “we,” “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its common stock. The following description of the material terms of the Company’s capital stock and certain provisions of our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and our By-Laws (the “By-Laws”) is a summary. The summary is not complete, and is qualified in its entirety by reference to the provisions of our Articles of Incorporation and By-Laws, each of which is included as an exhibit to our Annual Report on Form 10-K, and to all applicable provisions of the Illinois Business Corporation Act (“IBCA”).

Capitalization

Our authorized capital stock consists of 200 million shares of common stock, no par value per share, and 5 million shares of preferred stock, no par value per share.
Common Stock

Subject to the rights of the holders of any preferred stock the Company may designate and issue at any time in the future, the holders of our common stock are entitled to receive dividends if the Company’s Board of Directors (the “Board”) decides to declare any dividends. Upon liquidation, dissolution, or winding up of the Company, the holders of our common stock are entitled to receive, pro rata, our assets that are legally available for distribution, after payment of all debts and other liabilities. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. The affirmative vote of the majority of the shares represented in person or by proxy at a shareholders meeting and entitled to vote on a matter is required for all actions to be taken by shareholders. Holders of our common stock do not have cumulative voting rights in the election of directors and have no preemptive, subscription, redemption, sinking fund or conversion rights. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

Our Articles of Incorporation authorize the issuance of 5 million shares of preferred stock, no par value per share. The Board is authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix for each series voting rights, if any, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations and restrictions as provided in a resolution adopted by the Board.

Anti-Takeover Effects of Illinois Law and our Articles of Incorporation and By-Laws

Illinois law and our Articles of Incorporation and By-Laws contain several provisions that may make it more difficult for another person to acquire control of us by means of tender offer, open market purchases, proxy contest, or otherwise. Set forth below is a description of those provisions.
Authorized But Unissued Shares

The authorized but unissued shares of common stock and preferred stock are generally available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future financings to raise additional capital, corporate acquisitions, and employee benefit plans. The shares could be issued to purchasers sympathetic with our management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent officers or directors.
Number of Directors; Removal; Vacancies

Our By-Laws provide that we will have no fewer than 7 and no more than 12 directors, as may be determined by resolution of the Board. Vacancies on the Board, or any directorship to be filled by reason of an increase in the number of directors, may be filled by the Board. Under Illinois law, one or more directors may be removed, with or without cause, at meetings of shareholders by the affirmative vote of the holders of a majority of the outstanding shares that are entitled to vote at an election of directors.

Special Meetings of Shareholders

Our By-Laws provide that special meetings of our shareholders may be called only by our chairman of the Board, our chief executive officer, our Board, or the holders of not less than one-fifth of all the outstanding shares entitled to vote on the matter for which the meeting is being called or the purpose or purposes stated in the meeting notice.

Advance Notification of Shareholder Nominations and Proposals
Under our By-Laws, to be properly brought before an annual meeting of shareholders, any shareholder proposal or nomination for election to our Board must be delivered to the Company’s Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days from the anniversary date of the preceding year’s annual meeting date, written notice by a shareholder must be delivered not later than the close of business on the 10th day following the day on which first public disclosure of the date of the annual meeting was made. Such notice must contain information specified in our By-Laws, including the director nominee or proposal of other business, information about the shareholder making the nomination or proposal and the beneficial owner, if any, on behalf of whom the nomination or proposal is made. Our By-Laws also allow for proxy access, which requires the Company to include in its annual proxy statement nominees constituting up to the greater of (i) two directors or (ii) 20% of the number of directors that the holders of our common stock are entitled to elect. To be eligible to nominate directors for election, a shareholder or limited group of shareholders must have owned 3% or more of the Company’s common stock for at least three years as of the applicable nomination deadline, among other requirements.
Illinois Law

We are subject to Section 7.85 of the IBCA. Section 7.85 prohibits a publicly held Illinois corporation from engaging in a business combination unless, in addition to any affirmative vote required by law or the articles of incorporation of the company, the proposed business combination:

•
receives the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of all classes and series of the corporation entitled to vote generally in the election of directors voting together as a single class (the voting shares), and the affirmative vote of a majority of the voting shares held by disinterested shareholders;

•	is approved by at least two-thirds of the disinterested directors; or

•	provides for consideration offered to shareholders that meets certain fair price standards and satisfies certain procedural requirements.

Such fair price standards require that the fair market value per share of the consideration offered be equal to or greater than the higher of:

•
the highest per share price paid by the interested shareholder during the two-year period immediately prior to the first public announcement of the proposed business combination or in the transaction by which the interested shareholder became an interested shareholder; and

•
the fair market value per common share on the first trading date after the first public announcement of the proposed business combination or on the first trading date after the date of the first public announcement that the interested shareholder has become an interested shareholder.

For purposes of Section 7.85, disinterested director means any member of the board of directors of the corporation who:

•	is neither the interested shareholder nor an affiliate or associate of the interested shareholder;

•
was a member of the board of directors prior to the time that the interested shareholder became an interested shareholder or was a director of the corporation before January 1, 1997, or was recommended to succeed a disinterested director by a majority of the disinterested directors then in office; and

•	was not nominated for election as a director by the interested shareholder or any affiliate or associate of the interested shareholder.

For purposes of Section 7.85 and Section 11.75 described below, a business combination generally includes a merger, asset sale, or other transaction resulting in a financial benefit to an interested shareholder, and an interested shareholder is generally a person who, together with affiliates and associates, owns (or within the prior three years, did own) 15% of the voting shares.

We are also subject to Section 11.75 of the IBCA, which prohibits business combinations with interested shareholders for a period of three years following the date that such shareholder became an interested shareholder, unless:

•	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•
upon consummation of such transaction, the interested shareholder owned at least 85% of the voting shares outstanding at the time such transaction commenced (excluding shares owned by directors who are also officers, and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•
on or after such date, the business combination is approved by the board of directors and authorized at a meeting of the shareholders by at least 66 2/3% of the outstanding voting shares not owned by the interested shareholder.

Illinois law requires the affirmative votes of at least two-thirds of the shares entitled to vote to approve or authorize any:

•	merger or consolidation of us with or into another corporation;

•	sale, lease, or other disposition of all or substantially all of our assets;

•	our dissolution; or

•	amendment of our Articles of Incorporation.

The two-thirds voting requirement may delay, deter, or prevent a change of control of us if the proposed change is not favored by a shareholder or group of shareholders holding more than one-third of our outstanding voting stock.

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